Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

2475 HANOVER STREET

PALO ALTO, CA 94304

(650) 251-5000

FACSIMILE (650) 251-5002

[●], 2015

Interactive Data Holdings Corporation

32 Crosby Drive

Bedford, MA 01730

Ladies and Gentlemen:

We have acted as counsel to Interactive Data Holdings Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the issuance and sale by the Company of an aggregate of [up to] [●] shares of common stock (the “Common Stock”), par value $0.01 per share (together with any additional shares of such Common Stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Securities Act) in connection with the offering described in the Registration Statement, the “Company Shares”), and (ii) the sale by certain selling shareholders (the “Selling Shareholders”) named in Schedule I to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into among the Company, the Selling Shareholders and the underwriters named therein of an aggregate of [up to] [●] shares of Common Stock, which shares have been issued and are outstanding (together with (a) any additional shares of such Common Stock that may be sold by the Selling Shareholders pursuant to Rule 462(b) (as prescribed by the Commission

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SIMPSON THACHER & BARTLETT LLP	[●], 2015

pursuant to the Securities Act) in connection with the offering described in the Registration Statement and (b) the Company Shares, the “Shares”).

We have examined the Registration Statement and a form of the Amended and Restated Certificate of Incorporation of the Company (the “Amended Certificate”), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) when the Amended Certificate has been duly filed with the Secretary of State of the State of Delaware and, (2) in the case of the Company Shares, upon payment and delivery in accordance with the Underwriting Agreement approved by the Board of Directors of the Company or a duly authorized committee thereof, the Shares will be validly issued, fully paid and non-assessable.

SIMPSON THACHER & BARTLETT LLP	[●], 2015

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP